                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-121067

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE
CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN
OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE
SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 18, 2005)
                                   $
                          LEHMAN BROTHERS HOLDINGS INC.
                          Limited Principal Protection
                                   RAPIDS(SM)
         Return Accelerated PortfolIo Debt Securities Due May   , 2007
                    Linked to a Basket of Five Stock Indices

                                ----------------

General:

o    Senior unsecured debt securities of Lehman Brothers Holdings.

o    Linked to a basket of five stock indices: the Korea Stock Price
     Index 200(R) , the MSCI Taiwan(SM) Index, the AMEX Hong Kong 30(SM) Index,
     the FTSE/Xinhua China 25 Index(TM) and the MSCI Singapore Free(SM) Index.
     These indices will initially represent 31.3%, 24.7%, 18.9%, 14.5% and
     10.6%, respectively, of the basket.

o    Denominations: $1,000 and whole multiples of $1,000.

o    Minimum initial investment: $10,000.

o    Stated maturity date: May   , 2007, subject to postponement if the
     valuation date is postponed.

o    Valuation date: May   , 2007, subject to postponement if such day is not a
     measurement day or if a market disruption event occurs.

o    Threshold level: 900, which is 90% of the initial basket level.

o    The notes will not be listed on any exchange.

Payments:

o    No interest or other payments prior to maturity.

o    On the stated maturity date, Lehman Brothers Holdings will pay to you, per
     $1,000 note, an amount equal to:

     --   If the final basket level is greater than or equal to the initial basket level, the lesser of:

          (a)  A fixed amount that Lehman Brothers Holdings currently expects will range from $1,180 to $1,190; and

          (b)  $1,000 + ($2,000 x the final basket return).

     --   If the final basket level is less than the initial basket level and equal to or greater than the threshold level, $1,000.

     --   If the final basket level is less than the threshold level:

                                final basket level
                       $1,000 x ------------------
                                  threshold level

     The final basket return will equal:

              final basket level -- initial basket level
              ------------------------------------------
                         initial basket level

The initial basket level is 1000. The final basket level will be the closing basket level on the valuation date, which will be the fifth business day before the stated maturity date. The closing basket level on any particular day will generally be based on the closing levels of the component indices on such day.
It will generally equal the sum of the closing level of the Korea Stock Price
Index 200 on such date multiplied by      , the closing level of the MSCI
Taiwan Index on such date multiplied by     , the closing level of the AMEX
Hong Kong 30 Index on such date multiplied by      , the closing level of the
FTSE/Xinhua China 25 Index on such date multiplied by      and the closing
level of the MSCI Singapore Free Index on such date multiplied by      .

    Investing in the notes involves risks. Risk Factors begin on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                                   PER NOTE        TOTAL
                                                  ----------   -------------
Public offering price .........................         %       $
Underwriting discount .........................         %       $
Proceeds to Lehman Brothers Holdings ..........         %       $

                               ----------------

Lehman Brothers Holdings has granted the underwriter an option to purchase,
within 13 days of the original issuance, up to an additional $        aggregate
principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

                               ----------------

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about March 3, 2006.

                                ----------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement and the accompanying prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                               ----------------

                                LEHMAN BROTHERS

February   , 2006

"RAPIDS" is a service mark of Lehman Brothers Inc. Each component index is a service mark or trademark of the sponsor of such component index and has been, or will be, licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the component indices, are not sponsored, endorsed, sold or promoted by the sponsors of such component indices and the sponsors of such component indices make no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                                -----------------

                                TABLE OF CONTENTS

                                                                            PAGE

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED

                                       S-2

                           SUMMARY INFORMATION -- Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is linked to the performance of a basket of five stock indices. The component indices are the Korea Stock Price Index 200, the
MSCI Taiwan Index, the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index
and the MSCI Singapore Free Index. See "The Basket", "The Korea Stock Price
Index 200," "The MSCI Taiwan Index," "The AMEX Hong Kong 30 Index," "The
FTSE/Xinhua China 25 Index" and "The MSCI Singapore Free Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except
subordinated debt, and will mature on May   , 2007, subject to postponement if
the valuation date is postponed.

WHO PUBLISHES THE COMPONENT INDICES AND WHAT DO THEY MEASURE?

Korea Stock Price Index 200. The Korea Stock Price Index 200 is a
capitalization-weighted index of 200 Korean blue-chip stocks that currently make up approximately 93% of the total market value of the Korea Stock Exchange published by the Korea Stock Exchange.

MSCI Taiwan Index. The MSCI Taiwan Index is a stock index published by Morgan
Stanley Capital International Inc. ("MSCI") that measures the free float adjusted market capitalization of selected securities listed on the Taiwan Stock
Exchange. The MSCI Taiwan Index is currently based on 100 stocks representing each industry group in Taiwan. The MSCI Taiwan Index is a market capitalization weighted index, which means an underlying stock's weight in the index is based on the total market capitalization of the issuer of the underlying stock.

AMEX Hong Kong 30 Index. The AMEX Hong Kong 30 Index is a stock index published by the American Stock Exchange LLC (the "American Stock Exchange") that measures the market value performance of 30 actively traded stocks listed on The Stock
Exchange of Hong Kong Ltd. The AMEX Hong Kong 30 Index is currently designed to represent a substantial segment of the Hong Kong stock market. The AMEX Hong
Kong 30 Index is a market capitalization weighted stock index, which means an underlying stock's weight in the AMEX Hong Kong 30 Index is based on the total market capitalization of the issuer of the underlying stock.

FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE/Xinhua Index Limited and is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently based on the 25 largest and most liquid
Chinese stocks ("H" shares and "Red Chip" shares) listed and trading on The
Stock Exchange of Hong Kong Ltd. The FTSE/Xinhua China 25 Index is a
capitalization weighted index.

MSCI Singapore Free Index. The MSCI Singapore Free Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore published by MSCI. The MSCI Singapore Free Index is a market capitalization weighted index, which means an underlying stock's weight in the MSCI Singapore Free Index is based on the total market capitalization of the issuer of the underlying stock.

                                 --------------

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the component indices.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest or other payments will be made on the notes before maturity.

                                       S-3

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o   If the final basket level is greater than or equal to the initial basket level, the lesser of:

    (a) A fixed amount that Lehman Brothers Holdings currently expects will range from $1,180 to $1,190; and

    (b) $1,000 + ($2,000 x the final basket return).

o   If the final basket level is less than the initial basket level and equal to or greater than the threshold level, $1,000.

o   If the final basket level is less than the threshold level:

                                  final basket level
                       $1,000  x  ------------------
                                   threshold level

The final basket return will equal:

                   final basket level - initial basket level
                   -----------------------------------------
                              initial basket level

The threshold level is 900, which is 90% of the initial basket level (subject to appropriate adjustment by the calculation agent to reflect adjustments in one or more of the component indices, if applicable).

The initial basket level is 1000. The final basket level will be the closing basket level on the valuation date, which, except as described below, will be the fifth business day before the stated maturity date. The closing basket level on any particular day will generally be based on the closing levels of the component indices on such day. It will generally equal the sum of the closing
level of the Korea Stock Price Index 200 on such date multiplied by        , the
closing level of the MSCI Taiwan Index on such date multiplied by        , the
closing level of the AMEX Hong Kong 30 Index on such date multiplied by        ,
the closing level of the FTSE/Xinhua China 25 Index on such date multiplied by and the closing level of the MSCI Singapore Free Index on such date
multiplied by         . The multipliers will be fixed on the date of this
prospectus supplement so that the component indices constitute the initial percentages of the basket set forth below under "The Basket." The multipliers are subject to adjustment under certain circumstances.

If the fifth business day before the stated maturity date is not a measurement day with respect to a component index or if the calculation agent determines that one or more market disruption events have occurred with respect to a component index on that day, the calculation agent will, subject to certain limitations, calculate the final basket level using the closing level of any such affected component index on the next measurement day for which there is no market disruption event for that component index. With respect to each component index for which the fifth business day before the stated maturity date is a measurement day and for which a market disruption event has not occurred, the calculation agent will determine the closing level of such component index for use in calculating the final basket level by reference to the closing index level of such component index on that measurement day. Postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until five business days after the date that the final basket level is determined. See "Description of the Notes - Payment on the stated
maturity date."

As a result, on the stated maturity date you will only receive $1,000 or more than $1,000 per $1,000 note if the final basket level on the valuation date is equal to or greater than the threshold level. If the final basket level on the valuation date is less than the threshold level, you will receive less than
$1,000 per $1,000 note on the stated maturity date. The maximum amount you will receive on the stated maturity date per $1,000 note will be a fixed amount that
Lehman Brothers Holdings currently expects will range from $1,180 to $1,190.

AMOUNT PAYABLE ON THE STATED MATURITY DATE--EXAMPLES

Here are four examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date. In each of these examples, it is assumed that the maximum amount you will receive on the stated maturity date per
$1,000 note will be $1,180.

                                       S-4

EXAMPLE 1. ASSUMING THAT THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 1300,
RESULTING IN A FINAL BASKET RETURN OF 30%:

Because the final basket level is greater than the initial basket level, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($2,000 x 30%) = $1,600

As a result, on the stated maturity date, you would receive $1,180 per $1,000 note, because the final basket level is greater than the initial basket level and $1,180 is less than $1,600.

EXAMPLE 2. ASSUMING THAT THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 1050,
RESULTING IN A FINAL INDEX RETURN OF 5%:

Because the final basket level is greater than the initial basket level, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($2,000 x 5%) = $1,100

As a result, on the stated maturity date, you would receive $1,100 per $1,000 note, because the final basket level is greater than the initial basket level and $1,100 is less than $1,180.

EXAMPLE 3. ASSUMING THAT THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 950,
RESULTING IN A FINAL BASKET RETURN OF -5%:

Because the final basket level is less than the initial basket level and the final basket level is greater than the threshold level, on the stated maturity date, you would receive $1,000 per $1,000 note.

EXAMPLE 4. ASSUMING THAT THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 700,
RESULTING IN A FINAL BASKET RETURN OF -30%:

Because the final basket level is less than the threshold level, the appropriate formula for calculating the amount payable on the stated maturity date per
$1,000 note is:

                                      700
                           $1,000  x  ---  =  $777.78
                                      900

As a result, on the stated maturity date, you would receive $777.78 per $1,000 note.

                                ----------------

To the extent the final basket level or the maximum amount you will receive on the stated maturity date per $1,000 note differ from those assumed above, the results indicated above would be different

HOW HAVE THE COMPONENT INDICES PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided tables, in the description of the component indices, showing the performance of each of the component indices from
January 1, 2001 (April 1, 2001, in the case of the FTSE/Xinhua China 25 Index)
through February 21, 2006. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the component indices so that you can make an informed decision with respect to an investment in the notes.
You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE LEVELS OF THE COMPONENT INDICES AT ANY POINT IN
TIME?

Korea Stock Price Index 200. You can obtain the level of the Korea Stock Price
Index 200 at any time from the Bloomberg(R) service under the symbol "KOSPI2" or form the Korea Stock Exchange website at www.sm.krx.co.kr/webeng/.

MSCI Taiwan Index. You can obtain the level of the MSCI Taiwan Index at any time from the Bloomberg(R) service under the symbol "TWY" or from the MSCI website at
www.msci.com.

AMEX Hong Kong 30 Index. You can obtain the level of the AMEX Hong Kong 30 Index at any time from the Bloomberg(R) service under the symbol "HKX" or from the
American Stock Exchange LLC website at www.amex.com.

FTSE/Xinhua China 25 Index. You can obtain the current level of the FTSE/Xinhua
China 25 Index at any time from the Bloomberg(R) service under the symbol

                                       S-5

"XIN0I" or from the FTSE/Xinhua Index Limited website at www.ftsexinhua.com.

MSCI Singapore Free Index. You can obtain the level of the MSCI Singapore Free
Index at any time from the Bloomberg(R) service under the symbol "SIMSCI" or from the MSCI website at www.msci.com.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHAT ABOUT TAXES?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you will agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize capital gain or loss equal to the difference between the amount of cash received and your basis in the note. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it could assert other characterizations that could affect the timing, amount and character of income deductions. See "United States
Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings and subsidiaries, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services.
Lehman Brothers Holdings' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia
Pacific region. Lehman Brothers Holdings, through predecessor entities, was founded in 1850. See "Lehman Brothers Holdings Inc." and "Where You Can Find
More Information" on page 2 and pages 58 to 59, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, as amended, at no cost, by writing or telephoning Lehman
Brothers Holdings at the address provided in the accompanying prospectus.

Lehman Brothers Holdings' principal executive offices are located at the address provided in the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Lehman
Brothers Inc. and you as a beneficial owner of the notes. See "Risk
Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and
"Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company
("DTC") or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

No, the notes will not be listed on any exchange.

                                       S-6

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the component indices and other events that are difficult to predict and beyond Lehman Brothers
Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o   THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE PRICE AT WHICH THE
    NOTES ARE INITIALLY BEING SOLD TO THE PUBLIC. If the final basket level is less than the threshold level on the valuation date, Lehman Brothers
    Holdings will pay you less than $1,000 per $1,000 note. You will not receive any payment on the stated maturity date if the final basket level is zero.

o   THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A
    CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman
    Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o   NO INTEREST OR OTHER PAYMENTS WILL BE PAID ON THE NOTES PRIOR TO MATURITY.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE SECURITIES
UNDERLYING THE COMPONENT INDICES.

o   YOUR POTENTIAL RETURN ON YOUR PRINCIPAL INVESTMENT IS LIMITED. The notes provide less opportunity for equity appreciation than a direct investment in each of the securities underlying the component indices because the return you realize on the stated maturity date will be limited to a fixed amount, which Lehman Brothers Holdings currently expects will range from 18% to 19%
    of the principal amount. If the level of the basket increases by more than this fixed percentage during the term of the notes, your return on the notes will be less than your return had you owned each of the securities underlying the component indices.

o   YOUR RETURN WILL NOT REFLECT DIVIDENDS ON SECURITIES UNDERLYING THE
    COMPONENT INDICES. Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the component indices and received the dividends paid on those securities. This is because the calculation agent will calculate the amount payable to you by reference to the closing levels of the component indices, which are calculated by reference to the prices of the securities underlying the component indices without taking into consideration the value of dividends paid on those securities.

o   YOUR RETURN WILL NOT BE ADJUSTED FOR CHANGES IN CURRENCY EXCHANGE RATES.
    Although the securities underlying the component indices are traded in foreign currencies and the notes are denominated in U.S. dollars, the amount payable on the stated maturity date will not be adjusted for the currency exchange rates in effect on the stated maturity date. Any amount in addition to the principal amount of each note payable to you on the stated maturity date is based solely upon the percentage increase in the basket level.
    Changes in exchange rates, however, may reflect changes in various non-U.S.
    economies, which in turn may affect the levels of the component indices and the notes.

                                       S-7

HISTORICAL LEVELS OF THE COMPONENT INDICES SHOULD NOT BE TAKEN AS AN INDICATION
OF THE FUTURE PERFORMANCE OF THOSE COMPONENT INDICES DURING THE TERM OF THE
NOTES.

The trading prices of the securities underlying the component indices will determine the basket level. You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future. Trading prices of the securities underlying the component indices will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

CHANGES IN THE LEVEL OF ONE OR MORE OF THE COMPONENT INDICES MAY OFFSET EACH
OTHER.

Price movements in the component indices may not correlate with each other. At a time when the level of one or more of the component indices increases, the level of one or more of the other component indices may not increase as much or may even decline. Therefore, in calculating the closing basket level on the valuation date, increases in the level of one or more of the component indices may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other component indices, particularly if such indices represent a greater percentage of the basket at that time. You can review the historical prices of each of the component indices for each fiscal quarter in the period from January 1, 2001 (April 1, 2001, in the case of the FTSE/Xinhua
China 25 Index) through February 21, 2006 below, in the descriptions of the component indices. You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future. In addition, the final basket level may not be higher than the initial basket level, which must be so for you to receive on the stated maturity date an amount in excess of the price at which the notes are initially being sold to the public.

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. The notes will not be listed on any exchange. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE
RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the basket level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.
The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, depending, at that time, on the basket level and where it is in relationship to the initial basket level and the threshold level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o   BASKET PERFORMANCE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the performance of the basket at any given point in time. If you decide to sell your notes prior to the stated maturity date when the basket level is greater than or equal to the initial basket level, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the basket level on the date you sell your

                                       S-8

    notes because of expectations that the basket level will continue to fluctuate until the amount payable on the stated maturity date is determined. If you decide to sell your notes when the basket level is below the threshold level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the component indices are likely to directly affect the levels of those component indices and could indirectly affect the value of the notes.

o   INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. or foreign interest rates change, the trading value of the notes may be adversely affected.

o   VOLATILITY OF THE COMPONENT INDICES. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the levels of the component indices changes, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future levels or volatility of the component indices.

o   VOLATILITY OF CURRENCY EXCHANGE RATES. The exchange rate between the U.S.
    dollar and each of the foreign currencies in which the securities underlying the component indices are denominated is a foreign exchange spot rate that measures the relative values of two currencies, the particular currency in which the securities underlying a particular component index are denominated and the U.S. dollar. This exchange rate increases when the U.S. dollar appreciates relative to the particular currency in which the securities underlying a particular component index are denominated and decreases when the U.S. dollar depreciates relative to such currency. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which the securities underlying a particular component index are denominated that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying the component indices are denominated changes, the trading value of the notes may be adversely affected.

o   CORRELATION BETWEEN CURRENCY EXCHANGE RATES AND THE COMPONENT INDICES.
    Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying the component indices are denominated and the percentage changes in the component indices.
    If the correlation between the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying a particular component index is denominated changes, the trading value of the notes may be adversely affected.

o   MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying a component index may be affected by mergers and acquisitions, which can contribute to volatility of such component index. Additionally, as a result of a merger or acquisition, one or more securities underlying a component index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying such component index.

o   TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o   DIVIDEND YIELDS. If dividend yields on the securities underlying the component indices increase, the value of the notes may be adversely affected because the component indices do not incorporate the value of those payments.

o   LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
    Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o   ECONOMIC CONDITIONS AND EARNINGS

                                       S-9

    PERFORMANCE OF THE UNDERLYING COMPANIES. General economic conditions and earnings results of the companies whose securities underlie the component indices and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the basket level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN
SECURITIES MARKETS.

The indices included in the basket are comprised of securities issued by foreign companies and are denominated in foreign currencies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may be more volatile than
U.S. securities markets, and market developments may affect a foreign market differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S.
reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. In addition, the economies of many Asian countries have been characterized by uneven, negative or low rates of growth in the past. Many Asian stocks have performed poorly over an extended period.

TIME DIFFERENCES BETWEEN THE CITIES WHERE THE COMPONENT INDICES TRADE AND NEW
YORK CITY MAY CREATE DISCREPANCIES IN TRADING LEVELS.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

ADJUSTMENTS TO THE COMPONENT INDICES COULD ADVERSELY AFFECT THE VALUE OF THE
NOTES.

The policies of a publisher of a component index concerning additions, deletions and substitutions of the securities underlying such component index and the manner in which such publisher takes account of certain changes affecting such underlying securities may affect the level of the basket. The policies of the publisher of a component index with respect to the calculation of such component index could also affect the level of the basket. The publisher of a component index may discontinue or suspend calculation or dissemination of such component index or materially alter the methodology by which it calculates such component index. Any such actions could affect the value of the notes. See "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE COMPONENT INDICES.

                                       S-10

Actions by these companies may have an adverse effect on the price of the securities underlying the component indices and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers
Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated
maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE
PUBLISHERS OF THE COMPONENT INDICES AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC
DISCLOSURE OF INFORMATION.

Each publisher of a component index provides and services such component index.
Lehman Brothers Holdings and its affiliates are not affiliated with the publishers of the component indices in any way (except for licensing arrangements discussed below in "The Korea Stock Price Index 200," "The MSCI
Taiwan Index," "The AMEX Hong Kong 30 Index," "The FTSE/Xinhua China 25 Index"
and "The MSCI Singapore Free Index") and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the component indices. See "Description of the Notes--Market disruption events" and
"Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." The publishers of the component indices are not involved in this offering of notes in any way and have no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of your notes.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this prospectus supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes on the stated maturity date, whether adjustments should be made to the multipliers, the basket level or threshold level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See
"Description of the Notes--Payment on the stated maturity date," "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation" and "Description of the Notes--Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE COMPONENT INDICES BY LEHMAN
BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE SECURITIES
OR THE LEVELS OF THE COMPONENT INDICES.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the component indices or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of
Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the levels of the component indices.
See "Use of Proceeds and Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the component indices. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the component indices.

THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to

                                      S-11

the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income deductions. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat, a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. See "United
States Federal Income Tax Consequences."

                                      S-12

                           USE OF PROCEEDS AND HEDGING

A portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and following the initial offering of the notes to acquire securities underlying the component indices as well as to acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the component indices or those securities underlying the component indices, to hedge Lehman Brothers Holdings'
obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities underlying the component indices, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers
Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes.
Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the component indices, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the component indices. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by
Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the component indices and, accordingly, increase or decrease the level of the basket. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities underlying the component indices, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                             YEAR ENDED NOVEMBER 30,
  2001              2002             2003             2004              2005
 ------            ------           ------           ------            ------
  1.11              1.13             1.29             1.36              1.27

                                      S-13

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o   the accompanying prospectus; and

o   this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $         ($          if the
underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000. The minimum initial investment will be $10,000.

INTEREST

None. No interest or other payments will be made on the notes before maturity.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on May    , 2007, subject to postponement if the valuation
date is postponed.

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o   If the final basket level is greater than or equal to the initial basket level, the lesser of:

    (a) A fixed amount that Lehman Brothers Holdings currently expects will range from $1,180 to $1,190; and

    (b) $1,000 + ($2,000 x the final basket return).

o   If the final basket level is less than the initial basket level and equal to or greater than the threshold level, $1,000.

o   If the final basket level is less than the threshold level:

                                    final basket level
                         $1,000 x   ------------------
                                     threshold level

The final basket return will equal:

                    final basket level - initial basket level
                   -------------------------------------------
                              initial basket level

The threshold level is 900, which is 90% of the initial basket level (subject to appropriate adjustment by the calculation agent to reflect adjustments in one or more of the component indices, if applicable).

The initial basket level is 1000. The final basket level will be the closing basket level on the valuation date, which, except as described below, will be the fifth business day before the stated maturity date. The closing basket level on any particular day will generally be based on the closing levels of the component indices on such day. It will generally equal the sum of the closing
level of the Korea Stock Price Index 200 on such date multiplied by     , the
closing level of the MSCI Taiwan Index on such date multiplied by    , the
closing level of the AMEX

                                      S-14

Hong Kong 30 Index on such date multiplied by     , the closing level of the
FTSE/Xinhua China 25 Index on such date multiplied by     and the closing level
of the MSCI Singapore Free Index on such date multiplied by     . The
multipliers will be fixed on the date of this prospectus supplement so that the component indices constitute the initial percentages of the basket set forth below under "The Basket." The multipliers are subject to adjustment under certain circumstances.

If the fifth business day before the stated maturity date is not a measurement day with respect to a component index (or a successor index) or if the calculation agent determines that one or more market disruption events have occurred with respect to a component index (or a successor index) on that day, the calculation agent will:

    o   with respect to each component index (and successor index) for which such day is a measurement day and for which a market disruption event has not occurred, determine the closing level of the component index (or successor index) for use in calculating the final basket level by reference to the closing level of the component index (or successor index) on that measurement day; and

    o   with respect to each component index (and successor index) for which such day is not a measurement day or for which a market disruption event has occurred, determine the closing level of the component index (or successor index) for use in calculating the final basket level by reference to the closing level of the component index (or successor index) on the next measurement day for the component index (or successor index) on which there is not a market disruption event; provided, however, if a market disruption event with respect to the component index (or successor index) occurs on each of the eight measurement days following the originally scheduled valuation date, then the calculation agent shall determine the closing level of that component index (or successor index) for use in calculating the final basket level based upon its good faith estimate of the closing level of the component index
        (or successor index) on that eighth measurement day.

In the event of any such delay in the determination of the final basket level, the day on which the closing level of the last remaining component index (or successor index) is determined for purposes of calculating the final basket level shall be deemed the valuation date. Any such postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until five business days after the date that the final basket level is determined.

As a result, on the stated maturity date you will only receive $1,000 or more than $1,000 per $1,000 note if the final basket level on the valuation date is equal to or greater than the threshold level. If the final basket level on the valuation date is less than the threshold level, you will receive less than
$1,000 per $1,000 note on the stated maturity date. The maximum amount you will receive on the stated maturity date per $1,000 note will be a fixed amount that
Lehman Brothers Holdings currently expects will range from $1,180 to $1,190.

The "closing level" of any component index (or any successor index) on any particular day means the closing level of such component index as reported by the publisher of such component index (or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section.

A "measurement day" means any day on which any component index (or any successor index) is published by its publisher or is otherwise determined by the calculation agent as described in the following section.

DISCONTINUANCE OF ONE OR MORE OF THE COMPONENT INDICES; ALTERATION OF METHOD OF
CALCULATION

If a publisher of one or more of the component indices discontinues publication of such component index and such publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued
component index, then the calculation agent shall determine each subsequent closing basket level to be used in computing the amount payable on the stated
maturity date by reference to the closing level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

                                      S-15

If a publisher of one of the component indices discontinues publication of such component index and the calculation agent determines that no successor index is available at such time, or if such publisher (or the publisher of any successor index) fails to calculate and publish a closing level for such component index
(or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the component index (or successor index) will be removed from the basket as of the close of business on the last day on which its closing level was published by its publisher and the weight of each remaining component index (or successor index) will simultaneously be increased (by adjusting the respective multipliers) by an amount determined by the calculation agent such as to result in both (a) the relative weights of remaining component indices on such day and (b) the closing basket level on such day remaining unchanged. In addition, the calculation agent will make such other adjustments to the terms of the notes as may be required to account for such discontinued
component index. Notwithstanding these alternative arrangements, discontinuance of the publication of any component index may adversely affect the value of the notes.

If at any time the method of calculating a component index, any successor index or the closing level thereof on any particular day is changed in a material respect, or if a component index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such component index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising such component index or such successor index traded on any date the closing level thereof is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to such component index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing level of a component index on any particular day and the amount payable on the stated
maturity date with reference to such component index or such successor index, as adjusted. The "relevant exchange" for any security (or any combination thereof then underlying any component index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

Accordingly, if the method of calculating a component index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of such component index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to a component index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o   A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of such component index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise.

o   A material suspension of, or limitation imposed on, trading in futures or options contracts relating to such component index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o   Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of such component index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on that day.

o   Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such component index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading

                                      S-16

    on that day.

o   The closure of the relevant exchanges on which the securities that then comprise 20% or more of such component index or any successor index are traded or on which futures or options contracts relating to such component index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

o   the relevant percentage contribution of a security to the level of a component index or any successor index will be based on a comparison of (x)
    the portion of the level of such component index or successor index attributable to that security and (y) the overall level of such component index or successor index, in each case immediately before the occurrence of the market disruption event; and

o   "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past is, however, not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

                                      S-17

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical final basket levels calculated on the valuation date and assuming (a) the notes have a term of 15 months and (b) the maximum amount payable on the stated maturity date per $1,000 note is $1,180:

o   the hypothetical percentage change from the initial basket level (which is the hypothetical final basket return);

o   the hypothetical total amount payable on the stated maturity date per $1,000 note;

o   the hypothetical pre-tax total rate of return; and

o   the hypothetical annualized pre-tax rate of return.

                                                  HYPOTHETICAL
                          HYPOTHETICAL        TOTAL AMOUNT PAYABLE    HYPOTHETICAL
                           PERCENTAGE            ON THE STATED           PRE-TAX          HYPOTHETICAL
   HYPOTHETICAL         CHANGE FROM THE          MATURITY DATE        TOTAL RATE OF    ANNUALIZED PRE-TAX
FINAL BASKET LEVEL    INITIAL BASKET LEVEL      PER $1,000 NOTE          RETURN          RATE OF RETURN
------------------    --------------------    --------------------    -------------    -------------------

       0.00                  -100%                 $     0.00            -100.00%            -100.00%
     250.00                   -75                      277.78             -72.22              -64.11
     500.00                   -50                      555.56             -44.44              -37.51
     700.00                   -30                      777.78             -22.22              -18.21
     800.00                   -20                      888.89             -11.11               -8.99
     900.00(1)                -10                    1,000.00               0.00                0.00
     950.00                    -5                    1,000.00               0.00                0.00
   1,000.00                     0                    1,000.00               0.00                0.00
   1,050.00                     5                    1,100.00              10.00                7.92
   1,100.00                    10                    1,180.00              18.00               14.16
   1,200.00                    20                    1,180.00              18.00               14.16
   1,300.00                    30                    1,180.00              18.00               14.16
   1,500.00                    50                    1,180.00              18.00               14.16
   1,750.00                    75                    1,180.00              18.00               14.16
   2,000.00                   100                    1,180.00              18.00               14.16

_______________

(1)   This figure reflects the threshold level.

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annualized pre-tax rates of return will depend entirely on the actual final basket level and the amount payable on the stated maturity date determined by the calculation agent. In particular, the actual final basket level could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman
Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date of the notes.

In addition, the calculation agent will determine, among other things:

o   the successor index if publication of a component index is discontinued;

                                      S-18

o   the multiplier and weight of each remaining component index if no successor index is available or if the publisher of such component index or the publisher of any successor index, as the case may be, fails to calculate and publish a closing level on any date;

o   adjustments to a component index, the successor index or the closing level thereof if the method of calculating any of these items changes in a material respect or if a component index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of such component index, or successor index, as the case may be, had such changes or modifications not been made;

o   adjustments to the threshold level, if required in order to reflect adjustments made in a component index or successor index; and

o   whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date five business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman
Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date five business days before that date was the valuation date. See "Description of Debt
Securities--Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-19

                                   THE BASKET

The basket will represent a portfolio of the five selected indices in the basket. The level of the basket will increase or decrease depending upon the performance of the component indices.

The five component indices, their Bloomberg ticker symbol, the initial component index level used to determine the multiplier for such index, the initial multiplier for such index, the initial weight in the basket for each component index and the initial percentage of the basket represented by each component index are as follows:

                                                INITIAL                                           INITIAL
                                               COMPONENT      INITIAL      INITIAL WEIGHT    PERCENTAGE OF THE
    COMPONENT INDEX       BLOOMBERG TICKER    INDEX LEVEL    MULTIPLIER    IN THE BASKET          BASKET
----------------------    ----------------    -----------    ----------    --------------    -----------------

Korea Stock Price
  Index 200...........         KOSPI2                                           313                31.3%

MSCI Taiwan Index.....          TWY                                             247                24.7%

AMEX Hong Kong
  30 Index............          HKX                                             189                18.9%

FTSE/Xinhua China
  25 Index............         XIN0I                                            145                14.5%

MSCI Singapore Free
   Index..............         SIMSCI                                           106                10.6%

                                                                               1000               100.0%
                                                                               ====               ======

________________
Information in the table above as to the initial component index level was obtained from Bloomberg L.P.

                                      S-20

                         THE KOREA STOCK PRICE INDEX 200

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the The Korea Stock Price Index 200 ("KOSPI2"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the Korea Stock Exchange (the "KSE").
The KSE has no obligation to continue to publish, and may discontinue publication of, the KOSPI2. The consequences of the KSE discontinuing publication of the KOSPI2 are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
KOSPI2.

The KOSPI2 is a capitalization-weighted index of 200 Korean blue-chip stocks which currently make up approximately 93% of the total market value of the Korea
Stock Exchange.

SELECTION CRITERIA

All common stocks listed on the KSE as of the periodic realignment date will be included in the selection process, except that the following will be excluded:

(1) Stocks with administrative issues;

(2) Stocks with liquidation issues;

(3) Stocks issued by securities investment companies;

(4) Stocks that have been listed less than one year as of the last trading in
April of the year in which the periodic review and selection process occurs;

(5) Stocks belonging to the industry groups other than those industry groups listed below;

(6) A constituent stock merged into a non-constituent stock;

(7) A company established as a result of a merger between two constituent stocks; and

(8) Any other stocks that are deemed unsuitable to be included in the constituents of KOSPI2.

The companies listed on the KOSPI2 are classified into the following industry groups: (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v)
electricity and gas, (vi) services, (vii) post and communication and (viii)
finance.

The constituents of KOSPI2 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster.

The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

(1) Selection shall be made in descending order of market capitalization, from large to small, in the same industry group, while ensuring the accumulated market capitalization of the concerned industry group is within 70% of that of all industry groups.

(2) Notwithstanding clause (1) immediately above, the stocks, whose ranking of trading volume in descending order is below 85% of the stocks included in deliberation within the same industry group, are excluded. In such case, the excluded stock shall be replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

The constituents from the manufacturing industry cluster are selected in descending order of market capitalization, while excluding stocks, whose ranking of trading volume in descending order is below 85% of the stocks included in the process within the same industry group. The excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

Notwithstanding anything above, if a stock whose market capitalization is within the top 50 in terms of market capitalization, such stock may be included in the constituents of the KOSPI2, by taking into consideration the influence that the industry group has on the KOSPI2, as well as the liquidity of the concerned stock.

Stocks placed on the replacement list are selected from the stocks included for deliberation, excluding those already selected as constituents of KOSPI2.

                                      S-21

INDEX CALCULATION

The KOSPI2 is computed by multiplying (i) the market capitalization, as of the calculation time, divided by the market capitalization, as of the base date, by
(ii) 100.

The base date of KOSPI2 is January 3, 1990 with a base index of 100.

Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date.

Share prices shall refer to the market price established during the regular trading session. If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

STOCK REVISION

The constituents of KOSPI2 are realigned once a year while observing each of the following:

(1) An existing constituent shall not be removed if the ranking of the market capitalization of such stock is within 100/110 of the ranking of the KOSPI2 constituents of the same industry group;

(2) In order to be included in the constituents of KOSPI2, the ranking of the market capitalization of a stock shall be within 90/100 of the ranking of the
KOSPI2 constituents of the same industry group;

(3) If the ranking of the market capitalization of an existing constituent falls below 100/110 of the ranking of the KOSPI2 constituents of the same industry group, but there is no stock satisfying the requirement specified in clause (2)
immediately above, the existing constituent shall not be removed; and

(4) When removing the existing constituents, a constituent whose ranking of market capitalization within the same industry group is the lowest shall be removed first.

The periodic realignment date is the trading day following the day, which is the last trading day of June contracts of both the index futures and index options.

In the event where a constituent of KOSPI2 falls under any of the following cases, such constituent will be removed from the constituents and the removal date shall be as follows:

(1) Delisting: the trading day following the delisting date;

(2) Designation as administrative issue: the designation date;

(3) Being merged: the day of trading halt; and

(4) It is determined that the stock is unsuitable as a constituent of KOSPI2:
the trading day following the day, which is the last trading day of the nearest month contracts of both the index futures and index options, after the date of such decision.

When realigning the constituents of KOSPI2, the replacement stocks are chosen from the replacement list in accordance with the rank order. In the case of an industry group that has no stock listed on the replacement list, a replacement stock is chosen from the replacement list of the manufacturing industry cluster.

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the KOSPI2 for each quarter in the period from
January 1, 2001 through February 21, 2006. The closing level on February 21,
2006 was 174.04. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the KOSPI2 in the future. The historical levels of the KOSPI2 are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-22

                                              HIGH         LOW      PERIOD-END
                                           ----------   ---------   -----------
2001
First Quarter ..........................      79.47       65.16        65.16
Second Quarter .........................      78.85       60.96        73.20
Third Quarter ..........................      73.45       58.03        58.91
Fourth Quarter .........................      88.25       61.04        86.97
2002
First Quarter ..........................     112.68       88.63       111.84
Second Quarter .........................     117.66       88.61        93.69
Third Quarter ..........................     101.05       81.37        81.37
Fourth Quarter .........................      93.52       73.35        79.87
2003
First Quarter ..........................      84.92       65.64        68.05
Second Quarter .........................      88.11       68.40        85.47
Third Quarter ..........................      98.87       86.15        89.55
Fourth Quarter .........................     106.48       90.63       105.21
2004
First Quarter ..........................     119.28      106.65       115.98
Second Quarter .........................     122.44       94.05       101.85
Third Quarter ..........................     110.42       93.19       107.69
Fourth Quarter .........................     115.25      104.13       115.25
2005
First Quarter ..........................     131.97      112.71       124.78
Second Quarter .........................     130.39      117.58       129.43
Third Quarter ..........................     159.06      130.54       157.55
Fourth Quarter .........................     177.43      146.55       177.43
2006
First Quarter (through February 21) ....     182.39      168.04       174.04

LICENSE AGREEMENT BETWEEN KOREA STOCK EXCHANGE AND LEHMAN BROTHERS HOLDINGS

The KSE and Lehman Brothers Holdings have entered into a non-exclusive license agreement providing for license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the KOSPI2 in connection with certain securities, including the notes. The notes are linked to the KOSPI2 as well as the other indices in the basket.

The license agreement between the KSE and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement:

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY KOREA STOCK
EXCHANGE ("KSE"). KSE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,
TO THE OWNERS OF THIS PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE
ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THIS PRODUCT
PARTICULARLY OR THE ABILITY OF THE KOSPI INDEXES TO TRACK GENERAL STOCK MARKET
PERFORMANCE. KSE'S ONLY RELATIONSHIP TO LEHMAN BROTHERS HOLDINGS IS THE
LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES OF KSE AND OF THE KOSPI INDEXES
WHICH IS DETERMINED, COMPOSED AND CALCULATED BY KSE WITHOUT REGARD TO LEHMAN
BROTHERS HOLDINGS OR THIS PRODUCT. KSE HAS NO OBLIGATION TO TAKE THE NEEDS OF
LEHMAN BROTHERS HOLDINGS OR THE OWNERS OF THIS PRODUCT INTO CONSIDERATION IN
DETERMINING, COMPOSING OR CALCULATING THE KOSPI INDEXES. KSE IS NOT RESPONSIBLE
FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF
THIS PRODUCT OR THE TIMING OF THE ISSUANCE OR SALE OF THIS PRODUCT

                                      S-23

OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THIS PRODUCT IS
TO BE CONVERTED INTO CASH. KSE HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH
THE ADMINISTRATION, MARKETING OR TRADING OF THIS PRODUCT.

KSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI INDEXES
OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS, OWNERS OF THIS
PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI INDEXES OR ANY
DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE KOSPI INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT
LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY
SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS),
EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                      S-24

                              THE MSCI TAIWAN INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the MSCI Taiwan Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Taiwan Index. The consequences of MSCI discontinuing publication of the MSCI Taiwan Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers
Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the MSCI Taiwan Index.

The MSCI Taiwan Index is a free float adjusted market capitalization index of securities listed on the Taiwan Stock Exchange.

SELECTION CRITERIA

MSCI targets an 85% free float adjusted market representation level within each industry group in Taiwan. The security selection process within each industry group is based on analysis of the following:

o   Each company's business activities and the diversification that its securities would bring to the index.

o   The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion.
    Though the following limits are subject to revision, presently, a security will be eligible for inclusion in the MSCI Taiwan Index if it achieves a free float adjusted market capitalization of USD 450 million and will be eligible for deletion if such capitalization falls below USD 225 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

o   The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion.
    MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Taiwan Index but considers each stock's relative standing within Taiwan and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value
    Ratio ("ATVR"), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

        -   First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

        -   Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

        -   Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months--or the number of months for which this data is available--by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Taiwan Index

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign

                                      S-25

investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor ("FIF").
Securities not subject to foreign ownership limitations have a FIF equal to (a)
the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a)
the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest
1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security's full market capitalization.

CALCULATION

The MSCI Taiwan Index is computed generally by multiplying the previous day's index level by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the prior day divided by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

INDEX MAINTENANCE

There are three broad categories of MSCI Taiwan Index maintenance:

o   An annual full country index review that reassesses the various dimensions of the equity universe in Taiwan;

o   Quarterly index reviews, aimed at promptly reflecting other significant market events; and

o   Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i)
following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii)
based on a company's and/or security's free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the
MSCI Taiwan Index for a variety of reasons, including the following:

o   Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

o   Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

o   Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

o   Replacement of companies which are no longer suitable industry representatives.

o   Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

o   Deletion of securities that have become very small or illiquid.

o   Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

                                      S-26

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the MSCI Taiwan Index for each quarter in the period from January 1, 2001 through February 21, 2006. The closing level on
February 21, 2006 was 281.42. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the MSCI Taiwan Index in the future. The historical levels of the
MSCI Taiwan Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                              HIGH         LOW      PERIOD-END
                                           ----------   ---------   -----------
2001
First Quarter...........................     283.00      228.00       260.00
Second Quarter..........................     253.00      220.00       228.00
Third Quarter...........................     229.00      158.00       165.00
Fourth Quarter..........................     258.00      156.00       256.00
2002
First Quarter...........................     282.99      246.39       277.77
Second Quarter..........................     289.96      223.34       227.30
Third Quarter...........................     240.93      178.84       178.86
Fourth Quarter..........................     210.31      162.81       189.53
2003
First Quarter...........................     216.15      181.33       184.08
Second Quarter..........................     219.73      177.59       210.88
Third Quarter ..........................     258.49      217.56       250.04
Fourth Quarter..........................     273.90      248.82       259.11
2004
First Quarter...........................     300.55      261.11       277.02
Second Quarter..........................     292.39      233.12       248.25
Third Quarter...........................     249.84      224.29       243.79
Fourth Quarter..........................     257.67      234.90       257.67
2005
First Quarter...........................     261.15      240.29       247.50
Second Quarter..........................     266.97      235.89       260.81
Third Quarter...........................     271.34      247.38       256.41
Fourth Quarter..........................     277.65      235.23       275.81
2006
First Quarter (through February 21).....     285.78      270.69       281.42

LICENSE AGREEMENT BETWEEN MSCI AND LEHMAN BROTHERS HOLDINGS

MSCI and Lehman Brothers Holdings will enter into a non-exclusive license agreement which will provide for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the MSCI Taiwan Index in connection with certain securities, including the notes. The notes are linked to the MSCI Taiwan Index as well as the other indices in the basket.

The license agreement between MSCI and Lehman Brothers Holdings will provide that the following language must be stated in this prospectus supplement:

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN
STANLEY CAPITAL INTERNATIONAL INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS
INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO,
COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI
PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE
MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN
LICENSED FOR USE FOR CERTAIN PURPOSES BY LEHMAN BROTHERS HOLDINGS. THIS

                                      S-27

FINANCIAL PRODUCT HAS NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS
LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE
MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS
FINANCIAL PRODUCT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE
MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE
ISSUER OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY
REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN
THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK
CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS
OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES
WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS
FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT OR ANY OTHER
PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS
OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY
INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.
NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE
DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL
PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY
OR THE CONSIDERATION INTO WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE. NONE OF
THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS
FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE
ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT. ALTHOUGH MSCI
SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE
MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES
WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF ANY MSCI
INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER
OF THIS FINANCIAL PRODUCT, OWNERS OF THIS FINANCIAL PRODUCT, OR ANY OTHER PERSON
OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE
OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY
ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR
ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS
OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM
ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY,
ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY,
COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A
PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE
OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL
DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING,
IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR
ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE,
CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR
REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT
LIMITATION, STRICT LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT
MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this financial product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

                                      S-28

                           THE AMEX HONG KONG 30 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the AMEX Hong Kong 30 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the American Stock Exchange LLC (the "AMEX"). The AMEX has no
obligation to continue to publish, and may discontinue publication of, the AMEX
Hong Kong 30 Index. The consequences of the AMEX discontinuing publication of the AMEX Hong Kong 30 Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
AMEX Hong Kong 30 Index.

The AMEX Hong Kong 30 Index is a capitalization weighted stock index designed, developed, maintained and operated by the American Stock Exchange that measures the market value performance (share price times the number of shares outstanding) of selected stocks listed on The Stock Exchange of Hong Kong Ltd.
(the "HKSE").

SELECTION CRITERIA

The AMEX Hong Kong 30 Index currently is based on the capitalization of 30 stocks actively traded on the HKSE and is designed to represent a substantial segment of the Hong Kong stock market. The primary trading market for all of these stocks is either Hong Kong or London. Sectors comprising the AMEX Hong
Kong 30 Index as of February 21, 2006, consist primarily of finance, property development, utilities and conglomerates, and also includes hotel/leisure, property investment and transportation. As of February 21, 2006, the five largest stocks underlying the AMEX Hong Kong 30 Index accounted for approximately 64.11% of the market capitalization of the AMEX Hong Kong 30
Index, with the five largest being HSBC Holdings plc (31.45%), China Mobile
(15.88%), Hutchison Whampoa Ltd. (6.78%), CNOOC Limited (5.78%) and Hang Seng
Bank Ltd. (4.22%). The lowest weighted stock underlying the AMEX Hong Kong 30
Index, as of February 21, 2006, was Hong Kong & Shanghai Hotels Ltd. (0.27%).

The AMEX Hong Kong 30 Index will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. The AMEX may change the composition of the AMEX Hong Kong 30
Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, the
AMEX may replace stocks in the event of certain corporate events, such as takeovers or mergers, that change the nature of the security. The AMEX selects stocks comprising the AMEX Hong Kong 30 Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the HKSE. The AMEX requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the
HKSE and have its primary trading market located in a country with which the
AMEX has an effective surveillance sharing agreement. The AMEX will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. Additional qualification criteria for the inclusion and maintenance of stocks include the following standards: all stocks selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain,
(1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000; (2) an average daily closing price, measured over the prior 6-month period, not lower than
H.K.$2.50; (3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior
6-month period, of less than 1,000,000 shares per day, but in no event less than
500,000 shares per day; and (4) a minimum "free float" value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three stocks may have a free float value of less than
U.S.$238,000,000 but in no event less than U.S.$150,000,000, measured over the same period.

The AMEX reviews and applies the above qualification criteria relating to the stocks comprising the AMEX Hong Kong 30 Index on a quarterly basis,

                                      S-29

conducted on the last business day in January, April, July and October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a "qualified" stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a New York business day, the replacement will be effective at the close of business on the first preceding New York business day. The AMEX will notify its membership immediately after it determines to replace a stock.

The AMEX Hong Kong 30 Index is a capitalization-weighted index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price (in Hong Kong dollars). For valuation purposes, one AMEX Hong Kong 30 Index unit (1.0) is assigned a fixed value of one U.S. dollar. The AMEX Hong Kong 30 Index measures the average changes in price of the stocks comprising the AMEX Hong Kong 30 Index, weighted according to the respective market capitalizations, so that the effect of a percentage price change in a stock will be greater the larger the stock's market capitalization. The AMEX Hong Kong 30 Index was established by the AMEX on June
25, 1993, on which date the AMEX Hong Kong 30 Index value was set at 350.00.

CALCULATION

The AMEX Hong Kong 30 Index is calculated by (i) aggregating the market capitalization of each stock comprising the AMEX Hong Kong 30 Index and (ii)
dividing such sum by an adjusted base market capitalization or divisor. On June
25, 1993, the market value of the Underlying Stocks was approximately
H.K.$1,152,829,149,500 and the divisor used to calculate the AMEX Hong Kong 30
Index was 3,293,797,570. The AMEX selected that particular divisor number in order, among other things, to ensure that the AMEX Hong Kong 30 Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The
AMEX Hong Kong 30 Index is calculated once each day by the AMEX based on the most recent official closing prices of each of the stocks comprising the AMEX
Hong Kong 30 Index reported by the HKSE. Pricing of the AMEX Hong Kong 30 Index is disseminated before the opening of trading via the Consolidated Tape
Authority Network-B and continuously during each New York business day. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the HKSE do not overlap with New York trading hours. Accordingly, updated price information will be unavailable.

INDEX MAINTENANCE

In order to maintain continuity in the level of the AMEX Hong Kong 30 Index in the event of certain changes due to non-market factors affecting the stocks comprising the AMEX Hong Kong 30 Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the AMEX Hong Kong 30 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the AMEX Hong
Kong 30 Index and in order that the value of the AMEX Hong Kong 30 Index immediately after such change will equal the level of the AMEX Hong Kong 30
Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the AMEX Hong Kong 30 Index may significantly affect the behavior of the AMEX Hong Kong 30 Index over time.

THE STOCK EXCHANGE OF HONG KONG LTD.

Trading on the HKSE is fully electronic through an Automatic Order Matching and
Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading.
Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except
Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is
12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern
Standard Time. Settlement of trade is required within 48 hours and is conducted by

                                      S-30

electronic book-entry delivery through the Central Clearing and Settlement
System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55
a.m., New York City time. Using the last reported closing prices of the stocks underlying the AMEX Hong Kong 30 Index on the HKSE, the closing level of the
AMEX Hong Kong 30 Index on any such trading day generally will be calculated, published and disseminated by the AMEX in the United States shortly before the opening of trading on the AMEX in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its
Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4)
where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash"
company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the AMEX Hong Kong 30 Index may be limited by suspension of trading of individual stocks which comprise the AMEX Hong Kong 30
Index which may, in turn, adversely affect the value of the notes.

                                      S-31

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the AMEX Hong Kong 30 Index for each quarter in the period from January 1, 2001 through February 21, 2006. The closing level on February 21, 2006 was 778.43. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the AMEX Hong Kong 30 Index in the future. The historical levels of the AMEX Hong Kong 30 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                              HIGH         LOW       PERIOD-END
                                             ------      -------     ----------
2001
First Quarter ...........................    793.25       618.58        627.68
Second Quarter ..........................    675.08       592.95        634.09
Third Quarter ...........................    641.26       436.45        488.47
Fourth Quarter ..........................    587.96       484.72        565.55
2002
First Quarter ...........................    588.38       513.26        540.66
Second Quarter ..........................    589.04       510.37        522.32
Third Quarter ...........................    534.59       448.52        448.52
Fourth Quarter ..........................    505.87       440.39        460.73
2003
First Quarter ...........................    486.24       424.70        424.70
Second Quarter ..........................    495.07       414.52        471.82
Third Quarter ...........................    559.50       471.82        555.32
Fourth Quarter ..........................    624.90       555.32        624.90
2004
First Quarter ...........................    690.26       617.90        630.17
Second Quarter ..........................    645.77       548.19        610.37
Third Quarter ...........................    660.24       593.43        652.38
Fourth Quarter...........................    713.69       638.11        711.09
2005
First Quarter ...........................    711.49       666.91        671.52
Second Quarter ..........................    711.45       664.51        706.91
Third Quarter ...........................    771.43       695.78        769.12
Fourth Quarter...........................    767.13       709.78        744.57
2006
First Quarter (through February 21)......    789.41       746.96        778.43

LICENSE AGREEMENT BETWEEN THE AMERICAN STOCK EXCHANGE AND LEHMAN BROTHERS
HOLDINGS

The AMEX and Lehman Brothers Holdings will enter into a non-exclusive license agreement which will provide for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the AMEX Hong Kong 30 Index in connection with certain securities, including the notes. The notes are linked to the AMEX Hong Kong 30 Index as well as the other indices in the basket.

The license agreement between the AMEX and Lehman Brothers Holdings will provide that the following language must be stated in this prospectus supplement:

The AMEX is under no obligation to continue the calculation and dissemination of the AMEX Hong Kong 30 Index and the method by which the AMEX Hong Kong 30 Index is calculated and the name "AMEX Hong Kong 30 Index" may be changed at the discretion of the AMEX. No inference should be drawn from the information contained in this prospectus supplement that the AMEX makes any

                                      S-32

representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The AMEX has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the AMEX Hong Kong 30 Index. The AMEX is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the notes or in the determination or calculation of the equation by which the notes are to be settled in cash. The AMEX has no obligation or liability in connection with the administration, marketing or trading of the notes. The use of and reference to the AMEX Hong Kong 30 Index in connection with the notes have been consented to by the AMEX.

The AMEX disclaims all responsibility for any inaccuracies in the data on which the AMEX Hong Kong 30 Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the AMEX Hong Kong 30 Index.

                                      S-33

                         THE FTSE/XINHUA CHINA 25 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the FTSE/Xinhua China 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE/Xinhua Index Limited. FTSE/Xinhua Index
Limited has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index. The consequences of FTSE/Xinhua
Index Limited discontinuing publication of the FTSE/Xinhua China 25 Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation."
Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE/Xinhua Index Limited and is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently based on the 25 largest and most liquid Chinese stocks ("H" shares and
"Red Chip" shares) listed and trading on the HKSE. "H" shares are securities of companies incorporated in the People's Republic of China and nominated by the
Chinese government for listing and trading on the HKSE. They are quoted and traded in Hong Kong dollars. Like other securities trading on the HKSE, there are no restrictions on who can trade "H" shares. "Red Chip" shares are securities of Hong Kong incorporated companies that trade on the HKSE. They are quoted in Hong Kong dollars. Red Chips are companies that are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China.

CALCULATION OF THE INDEX

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of FTSE Group. The index is calculated using the following formula:

                         E p (n) e (n) s (n) f (n) c (n)
                       -----------------------------------
                                        d

where "p" is the latest trade price of the component security "n", "e" is the exchange rate required to convert the security's home currency into the index's base currency, "s" is the number of shares of the security in issue, "f" is the portion of free floating shares, adjusted in accordance with the policies of the
FTSE/Xinhua Index Limited, "c" is the capping factor published by the
FTSE/Xinhua Index Limited at the most recent quarterly review of the index and
"d" is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE/Xinhua Index Limited excludes from free floating shares trade investments in a FTSE/Xinhua China 25 Index constituent company by another FTSE/Xinhua China 25 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

                                      S-34

Free float less than or equal to 15%                      Ineligible for
                                                          inclusion in the
                                                          FTSE/Xinhua China 25
                                                          Index, unless free
                                                          float is also greater
                                                          than 5% and the full
                                                          capitalization is
                                                          greater than US$2.5
                                                          billion (or local
                                                          currency equivalent),
                                                          in which case actual
                                                          free float is used.

Free float greater than 15% but less than or equal to 20%        20%

Free float greater than 20% but less than or equal to 30%        30%

Free float greater than 30% but less than or equal to 40%        40%

Free float greater than 40% but less than or equal to 50%        50%

Free float greater than 50% but less than or equal to 75%        75%

Free float greater than 75%                                      100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock's free float will only be changed if its actual free float is more than 5% above the minimum or 5% below the maximum of an adjacent band. This 5% threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in
January, April, July and October. A stock's free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

Price. The FTSE/Xinhua Index Limited must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The FTSE/Xinhua Index Limited may exclude a security from the
FTSE/Xinhua China 25 Index if it considers that an "accurate and reliable" price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for 10 of the 12 months prior to the quarterly review by the FTSE/Xinhua Index
Limited will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third
Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues. New issues must have a minimum trading record of at least 20 trading days prior to the date of

                                      S-35

the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of the FTSE/Xinhua Index
Limited, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index.

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the FTSE/Xinhua China 25 Index for each quarter in the period from April 1, 2001 (the initial date that the index was calculated) through February 21, 2006. The closing level on February 21, 2006 was 10885.74. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the
FTSE/Xinhua China 25 Index in the future. The historical levels of the
FTSE/Xinhua China 25 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-36

                                             HIGH          LOW       PERIOD-END
                                            -------      -------     ----------
2001
Second Quarter ..........................   6335.13      4664.77       5916.72
Third Quarter ...........................   5959.53      3856.63       4205.25
Fourth Quarter ..........................   4756.59      4131.70       4596.84
2002
First Quarter ...........................   5001.89      4391.50       4822.18
Second Quarter ..........................   5169.69      4816.63       4934.55
Third Quarter ...........................   5083.68      4328.78       4329.55
Fourth Quarter ..........................   4528.84      4081.49       4317.23
2003
First Quarter ...........................   4707.99      4309.18       4437.62
Second Quarter ..........................   5260.29      4234.37       5169.87
Third Quarter ...........................   6279.46      5170.81       6089.77
Fourth Quarter ..........................   8324.97      6193.19       8324.97
2004
First Quarter ...........................   8845.71      7879.50       8207.84
Second Quarter ..........................   8614.24      6222.20       7414.40
Third Quarter ...........................   8040.70      6950.06       7916.39
Fourth Quarter ..........................   8512.93      7594.53       8294.66
2005
First Quarter ...........................   8767.79      7827.26       8254.83
Second Quarter ..........................   8529.93      7889.44       8496.46
Third Quarter ...........................   9736.78      8363.14       9404.92
Fourth Quarter ..........................   9430.76      8272.52       9203.65
2006
First Quarter (through February 21) .....  10885.74      9346.46      10885.74

LICENSE AGREEMENT BETWEEN FINANCIAL TIMES LIMITED, FTSE/XINHUA INDEX LIMITED AND
LEHMAN BROTHERS HOLDINGS

The Financial Times Limited, FTSE/Xinhua Index Limited and Lehman Brothers
Holdings have entered into a non-exclusive license agreement providing for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25
Index in connection with certain securities, including the notes. The notes are linked to the FTSE/Xinhua China 25 Index as well as the other indices in the basket.

The license agreement provides that the following language must be stated in this prospectus supplement, and the defined terms therein are solely for the purposes of this section only:

The notes are not in any way sponsored, endorsed, sold or promoted by
FTSE/Xinhua Index Limited ("FXI"), FTSE International Limited ("FTSE") or Xinhua
Financial Network Limited ("Xinhua") or by the London Stock Exchange PLC (the
"Exchange") or by The Financial Times Limited ("FT") and neither FXI, FTSE,
Xinhua nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FXTID and/or the figure at which the FXTID stands at any particular time on any particular day or otherwise. The FXTID is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the
FXTID and neither FXI, FTSE, Xinhua nor Exchange nor FT shall be under any obligation to advise any person of any error therein.

"FTSE(TM)" is a trade mark jointly owned by the London Stock Exchange PLC and
The Financial Times Limited. "Xinhua" is a service mark and trade mark of Xinhua
Financial Network Limited. All marks are licensed for use by FTSE/Xinhua Index
Limited.

                                      S-37

                          THE MSCI SINGAPORE FREE INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the MSCI Singapore Free Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Singapore Free Index. The consequences of MSCI discontinuing publication of the MSCI Singapore Free Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation."
Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the MSCI Singapore Free Index.

The MSCI Singapore Free Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The
The MSCI Singapore Free Index is calculated by MSCI.

SELECTION CRITERIA

MSCI targets an 85% free float adjusted market representation level within each industry group in Singapore. The security selection process within each industry group is based on analysis of the following:

o     Each company's business activities and the diversification that its securities would bring to the index.

o     The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion. Though the following limits are subject to revision, presently, a security will be eligible for inclusion in the MSCI Singapore Free Index if it achieves a free float adjusted market capitalization of USD 450 million and will be eligible for deletion if such capitalization falls below USD 225 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

o     The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Singapore Free Index but considers each stock's relative standing within Singapore and between cycles. A useful measure to compare liquidity within the same market is the ATVR, which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

      -   First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

      -   Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

      -   Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months--or the number of months for which this data is available--by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Singapore
Free Index.

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less

                                      S-38

shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b)
foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the FIF. Securities not subject to foreign ownership limitations have a FIF equal to (a) the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or
(b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a) the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest 1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security's full market capitalization.

CALCULATION

The MSCI Singapore Free Index is computed generally by multiplying the previous day's index level by the free float adjusted market capitalization level of each share in the MSCI Singapore Free Index on the prior day divided by the free float adjusted market capitalization level of each share in the MSCI Singapore
Free Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

INDEX MAINTENANCE

There are three broad categories of MSCI Singapore Free Index maintenance:

o     An annual full country index review that reassesses the various dimensions of the equity universe in Singapore;

o     Quarterly index reviews, aimed at promptly reflecting other significant market events; and

o     Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i)
following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii)
based on a company's and/or security's free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the
MSCI Singapore Free Index for a variety of reasons, including the following:

o     Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

o     Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

o     Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

o     Replacement of companies which are no longer suitable industry representatives.

o     Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

o     Deletion of securities that have become very small or illiquid.

o     Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

                                      S-39

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the MSCI Singapore Free Index for each quarter in the period from January 1, 2001 through February 21, 2006. The closing level on February 21, 2006 was 289.69. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the MSCI Singapore Free Index in the future. The historical levels of the MSCI Taiwan Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                             HIGH          LOW       PERIOD-END
                                            -------      -------     ----------
2001
First Quarter ...........................    258.06       206.85        213.40
Second Quarter ..........................    217.80       197.63        209.94
Third Quarter ...........................    206.99       150.13        160.50
Fourth Quarter ..........................    202.57       161.86        201.43
2002
First Quarter ...........................    229.23       201.43        227.57
Second Quarter ..........................    226.35       189.75        192.97
Third Quarter ...........................    205.76       165.59        166.85
Fourth Quarter ..........................    183.61       163.05        164.46
2003
First Quarter ...........................    173.25       147.78        156.01
Second Quarter ..........................    189.38       150.37        178.87
Third Quarter ...........................    202.56       179.63        200.40
Fourth Quarter ..........................    222.12       200.35        216.12
2004
First Quarter ...........................    232.25       216.12        225.39
Second Quarter ..........................    230.32       207.09        223.90
Third Quarter ...........................    242.27       223.63        238.81
Fourth Quarter...........................    246.86       233.90        246.86
2005
First Quarter ...........................    259.20       246.81        254.00
Second Quarter...........................    264.64       248.44        264.17
Third Quarter............................    282.90       263.43        272.51
Fourth Quarter...........................    278.95       259.53        278.51
2006
First Quarter (through February 21)......    290.02       278.51        289.69

LICENSE AGREEMENT BETWEEN MSCI AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings will enter into a non-exclusive license agreement with
MSCI which will provide for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the MSCI Singapore Free Index in connection with certain securities, including the notes. The notes are linked to the MSCI Singapore Free Index as well as the other indices in the basket.

The license agreement between MSCI and Lehman Brothers Holdings will provide that the following language must be stated in this prospectus supplement:

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN
STANLEY CAPITAL INTERNATIONAL INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS
INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO,
COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI
PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE

                                      S-40

PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS
AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY LEHMAN
BROTHERS HOLDINGS. THIS FINANCIAL PRODUCT HAS NOT BEEN PASSED ON BY ANY OF THE
MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR
ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY
WITH RESPECT TO THIS FINANCIAL PRODUCT. WITHOUT LIMITING THE GENERALITY OF THE
FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY,
EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY
OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL
PRODUCTS GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF
ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS
AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE
NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY
MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS
FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS
ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL
PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING,
COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS
RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF,
PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE
DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH
THIS FINANCIAL PRODUCT IS REDEEMABLE. NONE OF THE MSCI PARTIES HAS ANY
OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY
OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR
OFFERING OF THIS FINANCIAL PRODUCT. ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR
INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT
MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE
ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED
THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER OF THIS FINANCIAL PRODUCT,
OWNERS OF THIS FINANCIAL PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF
ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL
HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR
INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED
THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED
WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL
WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL
WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY,
COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A
PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE
OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL
DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING,
IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR
ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE,
CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR
REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT
LIMITATION, STRICT LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT
MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

                                      S-41

No purchaser, seller or holder of this financial product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

                                      S-42

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, except where noted, this summary does not address:

o   tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

o   tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o   tax consequences to holders of notes whose "functional currency" is not the
    U.S. dollar;

o   alternative minimum tax consequences, if any; or

o   any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o   an individual citizen or resident of the United States;

o   a corporation (or any other entity treated as a corporation for United
    States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

o   an estate the income of which is subject to United States federal income taxation regardless of its source; or

o   a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a
    United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

GENERAL

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue
Service will agree with the treatment described herein. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. Except

                                      S-43

where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

SALE, EXCHANGE OR OTHER DISPOSITION, OR CASH SETTLEMENT UPON MATURITY

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Lehman Brothers Holdings intends to report the recognition of gain or loss by you with respect to the notes only at maturity. In such case, when the note is cash-settled at maturity, you will recognize gain or loss as described below.

ALTERNATIVE CHARACTERIZATIONS

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue
Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding that no cash interest payments are actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The
Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or on payments received at maturity in respect of the notes to the extent an issuer underlying an index is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a note. You should consult your own tax advisor regarding the
United States federal income tax consequences of an investment in the notes.

UNITED STATES FEDERAL INCOME TAX

Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition of a note or upon payments received at maturity in respect of the notes, generally will not be subject to United
States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder,
(ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met or (iii) possibly to the extent the index stock issuers are United
States real property holding corporations.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all

                                      S-44

payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United
States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                      S-45

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired and held pursuant to and in accordance with an applicable exemption.
The Department of Labor has issued prohibited transaction class exemptions, or
"PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-46

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that
Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes.
Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o   DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o   Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the AMEX and the National Association of Securities Dealers,
Inc. The rules that apply to DTC and its participants are on file with the SEC.

                                      S-47

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-48

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, and Lehman Brothers Inc. has agreed to purchase, the principal amount of the notes. The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess
of      % of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $
additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and
proceeds to Lehman Brothers Holdings would be $          , $             , and $
            , respectively.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933, or to contribute payments that the underwriter may be required to make relating to these liabilities.

The notes are a new issue of securities with no established trading market.
Lehman Brothers Holdings has been advised by the underwriter that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

An affiliate of Lehman Brothers Holdings will enter into a swap transaction in connection with the notes and will receive customary compensation for that transaction.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

CERTAIN SELLING RESTRICTIONS

Argentina

The offering of notes has not been registered with the Comision Nacional de
Valores in order to be publicly offered in Argentina and therefore may not be offered or sold to the public in Argentina. Investors must consider the risks of the transaction before making an investment decision.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores
Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied or distributed as a public offering in Brazil or be used in connection with any public offer for subscription or sale in Brazil.

British Virgin Islands

This prospectus supplement and the notes offered hereby have not been, and will not be registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this prospectus supplement.

Colombia

The notes have not been and will not be registered in the National Securities
Registry of Colombia or in the Colombian Stock Exchange. Therefore the notes may not be publicly offered or negotiated in Colombia.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member
State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant

                                      S-49

Member State, except that it may, with effect from and including the Relevant
Implementation Date, make an offer of notes to the public in that Relevant
Member State:

o   in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, and ending on the date which 12 months after the date of such publication;

o   at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

o   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than
    EUR50,000,000, all as shown in its last annual or consolidated accounts; or

o   at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings of a prospectus pursuant to Article 3 of the
    Prospectus Directive.

For the purposes of this provision, the expression "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that
Member State by any measure implementing the Prospectus Directive in that Member
State and the expression "Prospectus Directive" meant Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Germany

The notes may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act
(Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sales of securities.

Ireland

The underwriter has represented, warranted and agreed that (a) it has not offered or sold and will not offer or sell any notes in Ireland, and that it will not issue any application form for notes in Ireland, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Irish Companies Acts, 1963 to 2003 and (b) it has complied with and will comply with all applicable provisions of the Irish Investment Intermediaries act, 1995 (as amended) with respect to anything done by it in relation to the notes.

Panama

The notes have not been and will not be registered with the National Securities
Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the
"Panamanian Securities Law") and may not be publicly offered or sold within
Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic
of Panama.

Switzerland

The underwriter has agreed that it has only offered or sold and will only offer or sell the notes in Switzerland in compliance with all applicable laws and regulations in force in Switzerland, and will, to the extent necessary, obtain any consent, approval, or permission required, if any, by it for the offer or sale by it of the notes under the laws and regulations in force in Switzerland.

United Kingdom

The underwriter has represented and agreed that:

o    it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the
     "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1)

                                      S-50

    of the FSMA does not apply to Lehman Brothers Holdings; and

o   it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and the underwriter has agreed that the notes and Lehman Brothers Holdings will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriter and as such, no registrations or authorizations will be required from the Comision Nacional de Valores.

The underwriter has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this prospectus supplement, the base prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

                                      S-51

                               [GRAPHIC OMITTED]

                                  $

                         LEHMAN BROTHERS HOLDINGS INC.

                         LIMITED PRINCIPAL PROTECTION
                                    RAPIDS(SM)
         RETURN ACCELERATED PORTFOLIO DEBT SECURITIES DUE MAY   , 2007
                   LINKED TO A BASKET OF FIVE STOCK INDICES

                              ------------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY   , 2006

                             (INCLUDING PROSPECTUS
                              DATED MAY 18, 2005)

                              ------------------

                                LEHMAN BROTHERS